Exhibit 99.1

Alexion to Acquire Enobia Pharma Corp. and First Potential

Treatment for Patients with Hypophosphatasia (HPP)

- Late-Stage Investigational Enzyme Replacement Therapy for Ultra-Rare Life-

Threatening Genetic Metabolic Disease -

- Conference Call Scheduled for Tomorrow Morning -

CHESHIRE, Conn. & MONTREAL, CANADA— December 28, 2011— Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and Enobia Pharma Corp. today announced that the companies have signed a definitive agreement under which Alexion will acquire 100% of the capital stock of Enobia. Enobia is a private biopharmaceutical company based in Montreal, Canada and Cambridge, Massachusetts, which is focused on the development of therapies to treat patients with ultra-rare and life-threatening genetic metabolic disorders.

Enobia’s lead product candidate ENB-0040 (asfotase alfa), is a human recombinant targeted alkaline phosphatase enzyme-replacement therapy for patients suffering with hypophosphatasia (HPP), an ultra-rare, life-threatening, genetic metabolic disease for which there are no approved treatment options. Alexion will acquire full worldwide development and commercial rights to asfotase alfa. Asfotase alfa was awarded orphan drug designation in the U.S. and EU in 2008 and Fast Track status in the U.S. in 2009, and is currently in Phase II clinical development.

“Hypophosphatasia is an ultra-rare and life-threatening disease, and those patients who survive live with debilitating morbidities including skeletal deformity, severe muscle weakness, and progressive damage to vital organs,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Asfotase alfa has shown very compelling Phase II clinical data in infants and juveniles with hypophosphatasia. The acquisition of Enobia is very well aligned with Alexion’s objective to develop and deliver life-transforming therapies for patients suffering with ultra-rare, severe, and life-threatening disorders.”

“Alexion has proven expertise in developing and commercializing therapies to transform the lives of patients with severe and ultra-rare disorders, making them the ideal partner to advance the work of the Enobia team and bring asfotase alfa to HPP patients around the world,” said Jonathan Silverstein, General Partner of OrbiMed and Enobia Chairman. OrbiMed is a controlling shareholder in Enobia.

“Enobia and our scientific collaborators have developed an elegant compound showing very promising clinical results to date,” said Dr. Robert Heft, President and Chief Executive Officer of Enobia. “Together with Alexion, we share a sharp focus on transforming the lives of patients with severe and ultra-rare disorders. The hypophosphatasia patient community will be well served by the experience and international scope of Alexion.”

The Transaction

Alexion will acquire Enobia in an all-cash transaction. Under the terms of the agreement, Alexion has agreed to pay $610 million in cash upon consummation of the transaction, and up to $470 million in cash to be paid upon achievement of various regulatory and sales milestones. Alexion is not issuing equity in connection with the acquisition. The transaction is subject to customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The Boards of both companies have approved the transaction and the companies currently anticipate that the transaction will be completed in the first quarter of 2012.

Alexion intends to finance the acquisition through cash on hand and $300 million of committed bank debt.

Goldman, Sachs & Co. is acting as financial advisor to Alexion. Ropes and Gray LLP is acting as legal counsel to Alexion. Bank of America Merrill Lynch is acting as financial advisor to Enobia. WilmerHale is acting as legal advisor to Enobia.

About Hypophosphatasia (HPP)

HPP is an ultra-rare, genetic, and life-threatening metabolic disease characterized by defective bone mineralization and impaired phosphate and calcium regulation leading to progressive damage to multiple vital organs including destruction and deformity of bones, profound muscle weakness, seizures, impaired renal function, and respiratory failure.1,2,3,4 The severe manifestations of the genetic deficiency in HPP affect people of all ages, and approximately 50 percent of infants with the disease do not survive past one year of age.1

HPP is caused by a genetic deficiency of an enzyme known as tissue non-specific alkaline phosphatase (TNSALP), which causes life-long abnormalities in metabolism of the two vital minerals calcium and phosphate, leading directly to the debilitating morbidities and premature mortality of the disease.1 There are currently no therapies approved for HPP.1

About Asfotase Alfa

Asfotase alfa is an investigational, highly innovative, first-in-class recombinant protein that addresses the underlying cause of HPP by targeting replacement of the missing enzyme to the necessary body tissues. Asfotase alfa is designed to normalize the genetically defective metabolic process and prevent or reverse the severe and life-threatening complications of life-long dysregulated mineral metabolism in patients with HPP.

2012 Initial Financial Outlook

Alexion will provide 2012 financial guidance in February, including one-time expenses related to the Enobia acquisition. 2012 non-GAAP research and development expenses are expected to transiently rise to approximately 20 to 21% of sales, due to activities associated with Enobia’s programs, and then to return to the Company’s target of approximately 17% to 18% of sales in 2013. Non-GAAP selling, general and administrative expenses associated with the proposed acquisition are expected to have limited impact in 2012.

Alexion is reiterating all areas of 2011 guidance provided in its third quarter 2011 earnings announcement in October.

Conference Call Information

Alexion will host a conference call tomorrow, December 29 at 9:00AM Eastern Time, to discuss the proposed acquisition. To access the live call, please dial 1-888-297-0356 (U.S.) or 1-719-325-2109 (international). The conference passcode number is 5470489. Telephone replay will be available for a limited period following the call, beginning at 12:00PM Eastern Time. The replay number is 888-203-1112 (USA) or 719-457-0820 (International), confirmation code 5470489. The audio webcast can be accessed at www.alexionpharma.com.

About Enobia Pharma Corp.

Enobia Pharma Corp., based in Montreal, Canada, and Cambridge, Massachusetts, is a privately held clinical stage biotech company focused on developing novel therapeutics for serious metabolic bone disorders. The Company’s largest investors include OrbiMed, Fonds de Solidarité des Travailleurs du Québec (F.T.Q.), Capital Régional et Coopératif Desjardins, CTI Life Sciences Fund, L.P., and Lothian Partners 27 (Sarl) SICAR. For more information, please visit www.enobia.com.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company focused on serving patients with severe and ultra-rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition, and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in more than 35 countries for the treatment of PNH, and in the United States and the European Union for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris and is pursuing development of other innovative biotechnology product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

[ALXN-G]

Safe Harbor Statement

This news release contains forward-looking statements, including statements related to potential benefits from the acquisition of Enobia, and its employees, technology and product candidate; statements related to guidance regarding anticipated financial results for 2011 and 2012, potential medical benefits for asfotase alfa for hypophosphotasia, and assessment of the Company’s financial position and commercialization efforts. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris for its current or potential new indications, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended September 30, 2011, and in Alexion’s other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

References

1.	Mornet E. Review of Hypophosphatasia. Orphanet Journal of Rare Diseases. 2007:2:40 doi:10.1186/1750-1172-2-40. Available at: http://www.OJRD.com/content/2/1/40.

2.	Seshia SS, Derbyshire G, Haworth JC, Hoogstraten J. Myopathy with Hypophosphatasia. Arch Dis Child. 1990. 65(1):130-1.

3.	Whyte MP. Hypophosphatasia: Nature’s Window on Alkaline Phosphatase Function in Humans, in Principles of Bone Biology, 3rd Ed. Part II: Molecular Mechanisms of Metabolic Bone Disease, Chapter 73: 1573-1598. Academic Press. 2008.

4.	Silver MM, Vilos GA, Milne KJ. Pulmonary Hypoplasia in Neonatal Hypophosphatasia. Pediatr Pathol. 1998. 8:483-493.

Contacts:

Alexion Company Contact:

Irving Adler, 203-271-8210

Sr. Director, Corporate Communications

Alexion Media Contact:

Makovsky + Company

Kristie Kuhl, 212-508-9642

Enobia Company Contact:

Julie Anne Smith, 617-674-5751

VP and Chief Commercial Officer

Enobia Media Contact (United States):

Feinstein Kean Healthcare

Dan Quinn, 781-475-7974